Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated February 27, 2020, with respect to the consolidated financial statements of AMC Entertainment Holdings, Inc. and subsidiaries for the year ended December 31, 2019 incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Kansas City, Missouri

August 4, 2022